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                                                                    EXHIBIT 21.1


                          Extended Systems Incorporated
                              List of Subsidiaries

NAME

Extended Systems of Idaho, Inc.
Extended Systems International, Inc.
Extended Systems GmbH
Extended Systems U.S. Virgin Islands, Inc.
Extended Systems of Wyoming, Inc.
Extended Systems Limited
Extended Systems SARL
Extended Systems Italia SRL
Counterpoint Systems Foundry, Inc.
Rand Software Corporation
Extended Systems Holdings Limited
Advance Systems Limited
Zebedee Software Limited
Extended Systems Bristol Limited
Extended Systems Benelux B.V.
AppReach, Inc.